Piscataway,   NJ  -  December  16,  1999  -  American
         Standard Companies Inc. (NYSE:ASD) today announced that Emmanuel A. Kampouris will retire from service on the Company's Board of Directors on December 31, 1999.

                        As previously announced, Frederic M. Poses will assume the roles of Chairman and Chief Executive Officer on January 1, 2000. Mr. Kampouris joined American Standard's plumbing products Greek subsidiary in 1966 as General Manager of Manufacturing. He was elected President and Chief Executive Officer in 1989 following the Company's management led leveraged buyout and elected Chairman of the Board of Directors in 1993.

                        The Company also announced that Horst Hinrichs, Vice Chairman, is retiring as a director at year-end. Mr. Hinrichs joined WABCO, the Company's automotive unit, in 1959 in Brussels and held various executive positions prior to his appointment as Senior Vice President and a director in 1991.